Exhibit 99

Investor Relations: Michael J. Zimmerman | (414) 347-6596 | mike_zimmerman@mgic.com

MGIC Investment Corporation Reports Fourth Quarter 2020 Results
Fourth Quarter 2020 Net Income of $151.4 million or $0.44 per Diluted Share
Fourth Quarter 2020 Adjusted Net Operating Income (Non-GAAP) of $149.5 million or $0.43 per Diluted Share
Full Year 2020 Net Income of $446.1 million or $1.29 per Diluted share
Full Year 2020 Adjusted Net Operating Income (Non-GAAP) of $456.8 million or $1.32 per Diluted Share

MILWAUKEE (February 23, 2021) - MGIC Investment Corporation (NYSE: MTG) today reported operating and financial results for the fourth quarter of 2020. Net income for the quarter was $151.4 million, or $0.44 per diluted share, compared to net income of $177.1 million, or $0.49 per diluted share, for the fourth quarter of 2019. Net income for the full year of 2020 was $446.1 million, or $1.29 per diluted share, compared to $673.8 million, or $1.85 per diluted share, for the full year of 2019.

    Adjusted net operating income for the fourth quarter of 2020 was $149.5 million, or $0.43 per diluted share, compared to $176.1 million, or $0.49 per diluted share, for the fourth quarter of 2019. Adjusted net operating income for the full year of 2020 was $456.8 million, or $1.32 per diluted share, compared to $669.7 million, or $1.84 per diluted share for 2019. We present the non-GAAP financial measure "Adjusted net operating income" to increase the comparability between periods of our financial results. See “Use of Non-GAAP financial measures" below.

Tim Mattke, CEO of MTG and Mortgage Guaranty Insurance Corporation ("MGIC") said, “I am pleased to report that we finished 2020 with strong financial results which reflect the favorable housing market trends we have been experiencing especially in the second half of the year.”

“Despite the economic effects of the COVID-19 pandemic, the housing market has been resilient and, given our market presence and the overall market size, we wrote $112.1 billion of new insurance in 2020, including $33.2 billion in the fourth quarter. As a result, insurance in force increased more than 10% year-over-year, despite the lower annual persistency associated with the strong refinance market. In 2020, we further strengthened our already strong capital and liquidity positions by reducing the amount of holding company debt due in 2023, increasing liquidity at our holding company, ceding additional risk through reinsurance transactions, and increasing MGIC's statutory and PMIERs capital positions.”

Mattke continued, “In 2020 our company wrote a record volume of new business while being challenged by the economic impact of the COVID-19 pandemic, including higher losses incurred, especially in the second quarter of the year. I am very proud of our team members who remain focused on executing our business strategies and providing critical support for our customers and the housing market, especially for first-time homebuyers, as we all continue to navigate through the current environment."

Mattke concluded, “I am encouraged about the continued resiliency of the housing market; however, there is still uncertainty about the timing and pace of the economic recovery and the long-term impact of the governmental and GSE response to aid consumers impacted by the pandemic, including loss mitigation efforts undertaken by the GSEs and loan servicers. I am at the same time excited about our ability to provide credit enhancement and low down payment solutions to lenders, GSEs and borrowers."

Fourth Quarter Summary

•New insurance written was $33.2 billion, compared to $32.8 billion the third quarter of 2020 and $19.3 billion in the fourth quarter of 2019, reflecting the resilience of the purchase mortgage market, the attractive refinance market, and our position in the market.
•Persistency, or the percentage of insurance remaining in force from one year prior, was 60.5% at December 31, 2020, compared to 64.5% at September 30, 2020 and 75.8% at December 31, 2019.
•Insurance in force (IIF) of $246.6 billion at December 31, 2020 increased by 3.2% during the quarter and 10.9% compared to December 31, 2019.
•Primary delinquency inventory of 57,710 loans at December 31, 2020 decreased from 64,418 loans at September 30, 2020, but increased from 30,028 loans at December 31, 2019 primarily due to the adverse economic impact of COVID-19.
–As of December 31, 2020, 62% of the loans in our delinquency inventory were reported to us as subject to a forbearance plan. We believe substantially all of the reported forbearance plans are COVID-19 related.
–Insurance written in 2008 and prior accounted for approximately 9% of the December 31, 2020 primary risk in force but accounted for 36% of the new primary delinquency notices received in the quarter.
–The percentage of loans insured with primary insurance that were delinquent at December 31, 2020 was 5.11%, compared to 5.79% at September 30, 2020, and 2.78% at December 31, 2019.
•The loss ratio for the fourth quarter of 2020 was 17.5%, compared to 15.9% for the third quarter of 2020 and 8.9% for the fourth quarter of 2019.
•The underwriting expense ratio associated with our insurance operations for the fourth quarter of 2020 was 19.4%, compared to 20.2% for the third quarter of 2020 and 19.6% for the fourth quarter of 2019.
•Net premium yield was 43.1 basis points in the fourth quarter of 2020, compared to 43.6 basis points for the third quarter of 2020 and 48.4 basis points for the fourth quarter of 2019.
•MGIC Investment Corporation paid a $0.06 dividend per common share to shareholders during the fourth quarter of 2020.
•Book value per common share outstanding increased by 4.1% from September 30, 2020 and by 11.8% from December 31, 2019 to $13.88 (December 31, 2020 book value per common share outstanding includes $1.02 in net unrealized gains on securities, compared to $0.51 at December 31, 2019).
•In October, MGIC entered into a $412.9 million excess of loss reinsurance agreement (executed through an insurance linked note transaction) that covers a portion of policies issued from January 1, 2020 through July 31, 2020.

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First Quarter 2021 Activities

•In February, MGIC entered into a $398.8 million excess of loss reinsurance agreement (executed through an insurance linked note transaction) that covers a portion of policies issued from August 1, 2020 through December 31, 2020.
•$248.5 billion of IIF at January 31, 2021, compared to $246.6 billion of IIF at December 31, 2020.
•MGIC Investment Corporation declared a $0.06 dividend per common share to shareholders.

Revenues

        Total revenues for the fourth quarter of 2020 were $302.3 million, compared to $311.6 million in the fourth quarter last year. The decrease reflects lower premiums earned and lower net investment income. Net premiums written for the quarter were $233.4 million, compared to $254.0 million for the same period last year. Net premiums earned for the quarter were $261.4 million, compared to $266.3 million for the same period last year. The decrease in net premiums written was due to lower premium rates on our IIF and a decrease in profit commission on our quota share reinsurance transactions which resulted from higher ceded incurred losses. These effects were partially offset by higher average IIF. Net premiums earned were also impacted by an increase in accelerated premiums earned from single premium policy cancellations. Investment income for the fourth quarter decreased to $36.1 million, from $41.3 million for the same period last year, resulting from lower investment yields, partially offset by an increase in the consolidated investment portfolio.

Losses and expenses

Losses incurred
Net losses incurred were $45.8 million, compared to $23.7 million in the same period last year.  In the fourth quarter of 2020, our re-estimation of reserves on previous delinquencies resulted in insignificant loss development compared to $24 million of favorable loss reserve development in the fourth quarter of 2019. Primarily reflecting the impact of the COVID-19 pandemic, in the fourth quarter of 2020, we received 11% more new delinquency notices than we did in the same period last year; however, we received 27% fewer new delinquency notices compared to the third quarter of 2020 and 74% fewer delinquency notices compared to the second quarter of 2020. In the fourth quarter of 2020, we also decreased our incurred but not reported, or IBNR, reserve from $34 million to $27 million.

Underwriting and other expenses
Net underwriting and other expenses were $48.3 million in the fourth quarter of 2020, compared to $52.3 million in the same period last year.
Interest Expense
Interest expense was $18.0 million in the fourth quarter of 2020, compared to $12.9 million in the same period last year. The increase is due to the issuance of the 5.25% Senior Notes in August 2020, partially offset by the repurchase of a portion of the 5.75% Senior Notes and the 9% Convertible Junior Debentures.

Provision for income taxes
        The effective income tax rate was 20.4% in the fourth quarter of 2020 and 20.5% in the fourth quarter of 2019.

Capital

•Total consolidated shareholders' equity was $4.7 billion as of December 31, 2020, compared to $4.3 billion as of December 31, 2019.
•MGIC's PMIERs Available Assets totaled $5.3 billion, or $1.8 billion above its Minimum Required Assets as of December 31, 2020.

Other Balance Sheet and Liquidity Metrics

•Total consolidated assets were $7.4 billion as of December 31, 2020, compared to $6.2 billion as of December 31, 2019 and $5.7 billion as of December 31, 2018.
•The fair value of our consolidated investment portfolio, cash and cash equivalents was $7.0 billion as of December 31, 2020, compared to $5.9 billion as of December 31, 2019 and $5.3 billion as of December 31, 2018.
•Investments, cash and cash equivalents at the holding company were $847 million as of December 31, 2020, compared to $325 million as of December 31, 2019 and $248 million as of December 31, 2018.
•Total consolidated debt as of December 31, 2020 was $1.2 billion, compared to $832 million as of December 31, 2019 and December 31, 2018.

Conference Call and Webcast Details
    MGIC Investment Corporation will hold a conference call February 24, 2021, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-834-4126 The call is being webcast and can be accessed at the company's website at http://mtg.mgic.com/. A replay of the webcast will be available on the company’s website through March 24, 2021 under “Newsroom.”
About MGIC
    MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations by providing mortgage insurance, which helps families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At December 31, 2020, MGIC had $246.6 billion of primary insurance in force covering over 1.1 million mortgages.

    This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics, are all available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

    From time to time MGIC Investment Corporation releases important information via postings on its corporate website, and via postings on MGIC’s website for information related to underwriting and pricing, and intends to continue to do so in the future. Such postings include corrections of previous disclosures, and may be made without any other disclosure. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information for MGIC Investment Corporation alerts can be found at https://mtg.mgic.com/shareholder-services/email-alerts. For information about our underwriting and rates, see https://www.mgic.com/underwriting.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
    Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. These risk factors, including the discussion of the impact of the COVID-19 pandemic, speak only as of the date of this press release and are subject to change without notice as the Company cannot predict all risks relating to this evolving set of events. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.

    While we communicate with securities analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report, and such reports are not our responsibility.

Use of Non-GAAP financial measures
    We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance.

    Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss) and infrequent or unusual non-operating items where applicable.

    Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), and infrequent or unusual non-operating items where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using a federal statutory tax rate of 21%.

    Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

    Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.
(2)Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.
(3)Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2020	2019	2020	2019

Net premiums written	$233,396	$254,015	$928,742	$1,001,308
Revenues
Net premiums earned	$261,367	$266,267	$1,021,943	$1,030,988
Net investment income	36,118	41,322	154,396	167,045
Net realized investment gains	2,901	1,320	13,752	5,306
Other revenue	1,895	2,717	9,055	10,638
Total revenues	302,281	311,626	1,199,146	1,213,977
Losses and expenses
Losses incurred, net	45,758	23,690	364,774	118,575
Underwriting and other expenses, net	48,296	52,293	188,778	194,769
Loss on debt extinguishment	—	—	26,736	—
Interest expense	18,015	12,934	59,595	52,656
Total losses and expenses	112,069	88,917	639,883	366,000
Income before tax	190,212	222,709	559,263	847,977
Provision for income taxes	38,782	45,599	113,170	174,214
Net income	$151,430	$177,110	$446,093	$673,763
Net income per diluted share	$0.44	$0.49	$1.29	$1.85

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2020	2019	2020	2019
Net income	$151,430	$177,110	$446,093	$673,763
Interest expense, net of tax:
9% Convertible Junior Subordinated Debentures due 2063	3,712	4,566	17,004	18,264
Diluted net income available to common shareholders	$155,142	$181,676	$463,097	$692,027

Weighted average shares - basic	338,599	348,538	339,953	352,827
Effect of dilutive securities:
Unvested restricted stock units	1,877	2,377	1,589	2,069
9% Convertible Junior Subordinated Debentures due 2063	15,553	19,028	17,751	19,028
Weighted average shares - diluted	356,029	369,943	359,293	373,924
Net income per diluted share	$0.44	$0.49	$1.29	$1.85

NON-GAAP RECONCILIATIONS

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Three Months Ended December 31,
	2020			2019
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$190,212	$38,782	$151,430	$222,709	$45,599	$177,110
Adjustments:
Loss on debt extinguishment	—	—	—	—	—	—
Net realized investment gains	(2,472)	(519)	(1,953)	(1,336)	(281)	(1,055)
Adjusted pre-tax operating income / Adjusted net operating income	$187,740	$38,263	$149,477	$221,373	$45,318	$176,055

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			356,029			369,943

Net income per diluted share			$0.44			$0.49
Loss on debt extinguishment			—			—
Net realized investment gains			(0.01)			—
Adjusted net operating income per diluted share			$0.43			$0.49

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Year Ended December 31,
	2020			2019
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$559,263	$113,170	$446,093	$847,977	$174,214	$673,763
Adjustments:
Loss on debt extinguishment	26,736	5,615	21,121	—	—	—
Net realized investment gains	(13,245)	(2,781)	(10,464)	(5,108)	(1,073)	(4,035)
Adjusted pre-tax operating income / Adjusted net operating income	$572,754	$116,004	$456,750	$842,869	$173,141	$669,728

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			359,293			373,924

Net income per diluted share			$1.29			$1.85
Loss on debt extinguishment			0.06			—
Net realized investment gains			(0.03)			(0.01)
Adjusted net operating income per diluted share			$1.32			$1.84

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,	December 31,
(In thousands, except per share data)	2020	2019	2018
ASSETS
Investments (1)	$6,682,911	$5,758,320	$5,159,019
Cash and cash equivalents	287,953	161,847	151,892
Restricted cash and cash equivalents	8,727	7,209	3,146
Reinsurance recoverable on loss reserves (2)	95,042	21,641	33,328
Home office and equipment, net	47,144	50,121	51,734
Deferred insurance policy acquisition costs	21,561	18,531	17,888
Other assets	211,188	211,902	260,795
Total assets	$7,354,526	$6,229,571	$5,677,802

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$880,537	$555,334	$674,019
Unearned premiums	287,099	380,302	409,985
Federal home loan bank advance	155,000	155,000	155,000
Senior notes	879,379	420,867	419,713
Convertible junior debentures	208,814	256,872	256,872
Other liabilities	244,711	151,962	180,322
Total liabilities	2,655,540	1,920,337	2,095,911
Shareholders' equity	4,698,986	4,309,234	3,581,891
Total liabilities and shareholders' equity	$7,354,526	$6,229,571	$5,677,802
Book value per share (3)	$13.88	$12.41	$10.08

(1) Investments include net unrealized gains on securities	$345,124	$175,482	$(44,795)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$785,495	$533,693	$640,691
(3) Shares outstanding	338,573	347,308	355,371

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - NEW INSURANCE WRITTEN

	2020				2019	Year-to-date
	Q4	Q3	Q2	Q1	Q4	2020	2019
New primary insurance written (NIW) (billions)	$33.2	$32.8	$28.2	$17.9	$19.3	$112.1	$63.4

Monthly (including split premium plans) and annual premium plans	31.3	30.6	24.9	15.2	16.3	102.0	53.6
Single premium plans	1.9	2.2	3.3	2.7	3.0	10.1	9.8

Product mix as a % of primary NIW
FICO < 680	4%	4%	4%	3%	3%	4%	5%
>95% LTVs	9%	9%	9%	8%	9%	9%	13%
>45% DTI	11%	11%	11%	13%	11%	11%	14%
Singles	6%	7%	12%	15%	15%	9%	16%
Refinances	34%	31%	43%	35%	30%	36%	19%

New primary risk written (billions)	$7.9	$7.9	$6.6	$4.4	$4.8	$26.8	$15.8

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - INSURANCE IN FORCE and RISK IN FORCE

	2020				2019	Year-to-date
	Q4	Q3	Q2	Q1	Q4	2020	2019
Primary Insurance In Force (IIF) (billions)	$246.6	$238.9	$230.5	$225.5	$222.3
Total # of loans	1,126,079	1,111,910	1,092,437	1,083,717	1,079,578
Flow # of loans	1,090,877	1,075,794	1,055,486	1,045,843	1,040,667

Premium Yield
Inforce portfolio yield (1)	45.0	46.3	48.1	49.2	50.3	46.7	51.4
Premium refunds	(0.3)	(0.6)	(0.3)	(0.7)	(0.6)	(0.5)	(0.5)
Accelerated earnings on single premium	5.3	5.5	5.9	3.3	3.6	5.0	2.6
Total direct premium yield	50.0	51.2	53.7	51.8	53.3	51.2	53.5
Ceded premiums earned, net of profit commission and assumed premiums (2)	(6.9)	(7.6)	(11.0)	(5.2)	(4.9)	(7.6)	(5.8)
Net premium yield	43.1	43.6	42.7	46.6	48.4	43.6	47.7

Average Loan Size of IIF (thousands)	$219.0	$214.9	$211.0	$208.1	$205.9
Flow only	$221.5	$217.3	$213.4	$210.4	$208.2

Annual Persistency	60.5%	64.5%	68.2%	73.0%	75.8%

Primary Risk In Force (RIF) (billions)	$61.8	$60.4	$58.7	$57.9	$57.2
By FICO (%) (3)
FICO 760 & >	40%	40%	39%	39%	39%
FICO 740-759	17%	17%	17%	17%	17%
FICO 720-739	14%	14%	14%	14%	14%
FICO 700-719	11%	11%	11%	11%	11%
FICO 680-699	8%	8%	8%	8%	8%
FICO 660-679	4%	4%	4%	4%	4%
FICO 640-659	3%	3%	3%	3%	3%
FICO 639 & <	3%	3%	4%	4%	4%

Average Coverage Ratio (RIF/IIF)	25.1%	25.3%	25.5%	25.7%	25.7%

Direct Pool RIF (millions)
With aggregate loss limits	$210	$211	$212	$212	$213
Without aggregate loss limits	$130	$139	$148	$156	$163
(1) Total direct premiums earned, excluding accelerated premiums from premium refunds and single premium policy cancellations divided by average primary insurance in force.
(2) Ceded premiums earned, net of profit commissions and assumed premiums. Assumed premiums include our participation in GSE Credit Risk Transfer programs, of which the impact on the net premium yield was 0.5 bps in 2020 and 0.2 bps in 2019.
(3) The FICO credit score at the time of origination for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - DELINQUENCY STATISTICS

	2020								2019
	Q4		Q3		Q2		Q1		Q4
Primary IIF - Delinquent Roll Forward - # of Loans
Beginning Delinquent Inventory	64,418		69,326		27,384		30,028		29,940
New Notices	15,193		20,924		57,584		12,398		13,694
Cures	(21,584)		(25,446)		(14,964)		(14,113)		(12,213)
Paid claims	(312)		(375)		(661)		(897)		(922)
Rescissions and denials	(5)		(11)		(17)		(32)		(27)
Other items removed from inventory	—		—		—		—		(444)
Ending Delinquent Inventory	57,710	(1)	64,418	(1)	69,326	(1)	27,384		30,028

Primary IIF Delinquency Rate	5.11%		5.79%		6.35%		2.53%		2.78%
Primary claim received inventory included in ending delinquent inventory	159		172		247		472		538

Primary IIF - # of Delinquent Loans - Flow only	52,459		58,933		63,135		21,322		23,240
Primary IIF Delinquency Rate - Flow only	4.80%		5.48%		5.98%		2.04%		2.23%

Composition of Cures
Reported delinquent and cured intraquarter	3,304		4,405		6,751		4,652		4,122
Number of payments delinquent prior to cure
3 payments or less	6,425		13,954		5,905		6,551		5,724
4-11 payments	11,471		6,683		1,961		2,354		2,001
12 payments or more	384		404		347		556		366
Total Cures in Quarter	21,584		25,446		14,964		14,113		12,213

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	3		1		3		1		2
4-11 payments	28		49		58		107		83
12 payments or more	281		325		600		789		837
Total Paids in Quarter	312		375		661		897		922

Aging of Primary Delinquent Inventory
Consecutive months delinquent
3 months or less	11,542	20%	15,879	25%	50,646	73%	7,567	28%	9,447	32%
4-11 months	34,620	60%	37,702	58%	8,370	12%	9,535	35%	9,664	32%
12 months or more	11,548	20%	10,837	17%	10,310	15%	10,282	37%	10,917	36%

Number of payments delinquent
3 payments or less	14,183	25%	18,541	29%	51,877	75%	12,961	47%	14,895	50%
4-11 payments	35,977	62%	38,999	60%	11,026	16%	8,178	30%	8,519	28%
12 payments or more	7,550	13%	6,878	11%	6,423	9%	6,245	23%	6,614	22%

(1) As of December 31, 2020, September 30, 2020, and June 30, 2020, 62%, 67%, and 67%, respectively, of our delinquency inventory were reported to us as subject to forbearance plans, and we believe substantially all represent forbearances related to COVID-19.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - RESERVES and CLAIMS PAID

	2020				2019		Year-to-date
	Q4	Q3	Q2	Q1	Q4		2020	2019
Reserves (millions)
Primary Direct Loss Reserves	$871	$831	$787	$566	$546
Pool Direct loss reserves	8	8	10	8	9
Other Gross Reserves	2	1	—	1	—
Total Gross Loss Reserves	$881	$840	$797	$575	$555

Primary Average Direct Reserve Per Delinquency	$15,100	$12,907	$11,357	$20,658	$18,171

Net Paid Claims (millions) (1)	$18	$18	$32	$46	$73		$114	$240
Total primary (excluding settlements)	12	15	29	42	42		$98	193
Rescission and NPL settlements	—	—	—	—	26		$—	30
Pool	1	—	—	1	2		$2	4
Reinsurance	(1)	—	(2)	(1)	(1)		$(4)	(8)
Other	6	3	5	4	4		$18	21
Reinsurance terminations (1)	—	—	—	—	—		$—	(14)

Primary Average Claim Payment (thousands)	$40.4	$40.6	$42.9	$47.2	$46.3	(2)	$43.9	$45.3	(2)
Flow only	$31.2	$37.2	$36.7	$41.4	$41.2	(2)	$37.9	$39.5	(2)

(1) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.
(2) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of policies.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - REINSURANCE

	2020				2019	Year-to-date
	Q4	Q3	Q2	Q1	Q4	2020	2019
Quota Share Reinsurance
% insurance inforce subject to reinsurance	75.9%	76.5%	77.0%	78.0%	78.5%
% NIW subject to reinsurance	74.9%	76.0%	73.5%	71.9%	79.4%	74.4%	81.5%
Ceded premiums written and earned (millions)	$36.2	$43.5	$61.4	$26.8	$23.8	$167.9	$111.5	(1)
Ceded losses incurred (millions)	$12.5	$20.7	$39.0	$5.8	$3.6	$78.0	$11.4
Ceding commissions (millions) (included in underwriting and other expenses)	$12.6	$12.1	$12.0	$11.4	$11.0	$48.1	$48.8
Profit commission (millions) (included in ceded premiums)	$26.6	$17.1	$(1.2)	$30.0	$31.1	$72.5	$139.2

Excess-of-Loss Reinsurance
Ceded premiums earned (millions)	$8.0	$3.7	$4.4	$4.7	$5.2	$20.8	$17.6
Ceded losses incurred (millions)	$—	$—	$—	$—	$—	$—	$—

(1) Includes a $6.8 million termination fee paid to terminate a portion of our 2015 quota share reinsurance agreement.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION: BULK STATISTICS AND MI RATIOS

	2020					2019		Year-to-date
	Q4		Q3	Q2	Q1	Q4		2020	2019
Bulk Primary Insurance Statistics
Insurance in force (billions)	$5.0		$5.1	$5.3	$5.4	$5.6
Risk in force (billions)	$1.4		$1.4	$1.5	$1.5	$1.6
Average loan size (thousands)	$141.5		$142.4	$142.9	$144.0	$144.1
Number of delinquent loans	5,251		5,485	6,191	6,062	6,788
Delinquency rate	14.92%		15.19%	16.75%	16.01%	17.45%
Primary paid claims (excluding settlements) (millions)	$5		$4	$9	$14	$14		$32	$63
Average claim payment (thousands)	$79.0		$53.6	$66.0	$66.5	$62.8	(1)	$65.8	$65.4	(1)

Mortgage Guaranty Insurance Corporation - Risk to Capital	9.2:1	(2)	9.4:1	9.6:1	10.2:1	9.7:1
Combined Insurance Companies - Risk to Capital	9.1:1	(2)	9.4:1	9.5:1	10.2:1	9.6:1

GAAP loss ratio (insurance operations only)	17.5%		15.9%	89.2%	23.4%	8.9%		35.7%	11.5%
GAAP underwriting expense ratio (insurance operations only)	19.4%		20.2%	20.1%	17.3%	19.6%		19.2%	18.4%

(1) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of policies.
(2) Preliminary

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; and “MGIC” refers to Mortgage Guaranty Insurance Corporation.
Risk Factors Relating to the COVID-19 Pandemic
The COVID-19 pandemic may continue to materially impact our financial results and may also materially impact our business, liquidity and financial condition.
The COVID-19 pandemic had a material impact on our 2020 financial results. While uncertain, the future impact of the COVID-19 pandemic on the Company’s business, financial results, liquidity and/or financial condition may also be material. The magnitude of the impact will be influenced by various factors, including the length and severity of the pandemic in the United States, the length of time that measures intended to reduce the transmission of COVID-19 remain in place, the level of unemployment, and the impact of government initiatives and actions taken by Fannie Mae and Freddie Mac (the "GSEs") (including mortgage forbearance and modification programs) to mitigate the economic harm caused by COVID-19.

The COVID-19 pandemic may continue to impact our business in various ways, including the following, each of which is described in more detail in the remainder of these risk factors:
•Our incurred losses will increase if the number of insured mortgages in our delinquency inventory increases. We establish reserves for insurance losses when delinquency notices are received on loans that are two or more payments past due and for loans we estimate are delinquent prior to the close of the accounting period but for which delinquency notices have not yet been reported to us (this is often referred to as “IBNR”).
•We may be required to maintain more capital under the private mortgage insurer eligibility requirements ("PMIERs") of the GSEs, which generally require more capital to be held for delinquent loans than for performing loans and require more capital to be held as the number of payments missed on delinquent loans increases.
•If the number of delinquencies increases, the number of claims that we must pay over time generally increases. In addition, our current estimates of the number of delinquencies for which we will receive claims, and the amount, or severity, of each claim, may increase.
•If the number of purchase and/or refinance mortgage originations decreases, the number of mortgages available for us to insure in the near term may decrease.
•Our access to the reinsurance markets may be limited and the terms under which we are able to secure reinsurance may be less attractive than the terms of our previous transactions.
•Our access to the capital markets may be limited and the terms under which we may access the capital markets may be less attractive than the terms of our previous transactions.
•Our operations may be impacted if our management or other employees are unable to perform their duties as a result of COVID-19-related illnesses.
Risk Factors Relating to the Mortgage Insurance Industry and its Regulation
Downturns in the domestic economy or declines in home prices may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from events that reduce a borrower’s ability or willingness to make mortgage payments, such as unemployment, health issues, family status, and whether the home of a borrower who defaults on a mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect home prices, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments when the mortgage balance exceeds the value of the home. Home prices may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates, changes to the tax deductibility of mortgage interest, decreases in the rate of household formations, or other factors.
The unemployment rate rose from 3.5% as of December 31, 2019, to 14.7% as of April 30, 2020. It was 6.7% as of December 31, 2020. High levels of unemployment may result in an increasing number of loans in our delinquency inventory and an increasing number of insurance claims; however, the increases are difficult to predict given the uncertainty in the current market environment, including uncertainty about the length and severity of the COVID-19 pandemic; the length of time that measures intended to reduce the transmission of COVID-19 remain in place; effects of forbearance programs enacted by the GSEs, various states and municipalities; and effects of past and future government stimulus programs. Current programs include, among others:
•Payment forbearance on federally-backed mortgages (including those delivered to or purchased by the GSEs) to borrowers experiencing a hardship during the COVID-19 pandemic.
•Additional cash payments to individuals provided for in the Consolidated Appropriations Act signed into law in December 2020.
•For those mortgages that are not subject to forbearance, a suspension of foreclosures and evictions until at least March 31, 2021, on mortgages purchased or securitized by the GSEs.
•Enhanced unemployment payments for pay periods between December 26, 2020 and March 14, 2021.
•An extension of the maximum duration for unemployment benefits, generally through March 14, 2021.
•Employee retention tax credits for certain small businesses.
•"Paycheck Protection Program" to provide small businesses with funds to pay certain payroll and other costs.
Forbearance for federally-insured mortgages allows for mortgage payments to be suspended for up to 360 days; an initial forbearance period of up to 180 days and, if requested by the borrower following contact by the servicer, an extension of up to 180 days. The servicer of the loan must begin attempts to contact the borrower no later than 30 days prior to the expiration of any forbearance plan term and must continue outreach attempts until appropriate contact is made or the forbearance plan term has expired. In certain circumstances, the servicer will be unable to contact the borrower and the forbearance plan will expire after the first 180-day plan. A delinquent loan for which the borrower was unable to be contacted and that is not in a forbearance plan may be more likely to result in a claim than a delinquent loan in a forbearance plan. For loans in a COVID-19 forbearance plan as of February 28, 2021, the plan may be extended for an additional three months, subject to certain limits.
Of our insurance in force written through the first half of 2020, approximately 10.9% was not delivered to or purchased by the GSEs. While servicers of some non-GSE loans may not be required to offer forbearance to borrowers, we allow servicers to apply GSE loss mitigation programs to non-GSE loans. In addition, the Consumer Financial Protection Bureau ("CFPB") requires substantial loss mitigation efforts be made prior to servicers initiating foreclosures, therefore, servicers of non-GSE loans may have an incentive to offer forbearance or deferment.
Historically, forbearance plans have reduced the incidence of our losses on affected loans. However, given the uncertainty surrounding the long-term economic impact of COVID-19, it is difficult to predict the ultimate effect of COVID-19 related forbearances on our loss incidence. Of the loans in our delinquency inventory at December 31, 2020, 35,878 were reported to us as in forbearance. Approximately 2,500 loans that had been reported to us as in forbearance as of September 30, 2020, were no longer reported to us as in forbearance as of December 31, 2020, but remained delinquent. Based on the date each loan in our delinquency inventory was reported to us as being in forbearance, we estimate that during the first two quarters of 2021, 69% of those will reach their twelve-month anniversary of having been in forbearance and, unless their forbearance plans are extended, their forbearance plans may end. Whether a loan's delinquency will cure, including through modification, when its forbearance plan ends will depend on the economic circumstances of the borrower at that time. The severity of losses associated with loans whose delinquencies do not cure will depend on economic conditions at that time, including home prices.
We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.
We must comply with a GSE's PMIERs to be eligible to insure loans delivered to or purchased by that GSE. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are generally based on an insurer’s book of risk in force and calculated from tables of factors with several risk dimensions, reduced for credit given for risk ceded under reinsurance agreements).
Based on our interpretation of the PMIERs, as of December 31, 2020, MGIC’s Available Assets totaled $5.3 billion, or $1.8 billion in excess of its Minimum Required Assets. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs. Our "Minimum Required Assets" reflect a credit for risk ceded under our reinsurance transactions, which are discussed in our risk factor titled "The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring." The calculated credit for excess of loss reinsurance transactions under PMIERs is generally based on the PMIERs requirement of the covered loans and the attachment and detachment point of the coverage, all of which fluctuate over time. PMIERs credit is generally not given for the reinsured risk above the PMIERs requirement. The GSEs have discretion to further limit reinsurance credit under the PMIERs. The total credit for risk ceded under our reinsurance transactions is subject to a modest reduction and is subject to periodic review by the GSEs. There is a risk we will not receive our current level of credit in future periods for ceded risk. In addition, we may not receive the same level of credit under future reinsurance transactions that we receive under existing transactions. If MGIC is not allowed certain levels of credit under the PMIERs, under certain circumstances, MGIC may terminate the reinsurance transactions without penalty.
The PMIERs generally require us to hold significantly more Minimum Required Assets for delinquent loans than for performing loans and the Minimum Required Assets required to be held increases as the number of payments missed on a delinquent loan increases. For delinquent loans whose initial missed payment occurred on or after March 1, 2020 and prior to April 1, 2021 (the "COVID-19 Crisis Period"), the Minimum Required Assets are generally reduced by 70% for at least three months. The 70% reduction will continue, or be newly applied, for delinquent loans that are subject to a forbearance plan that is granted in response to a financial hardship related to COVID-19, the terms of which are materially consistent with terms of forbearance plans offered by Freddie Mac or Fannie Mae. Under the PMIERs, a forbearance plan on a loan with an initial missed payment occurring during the COVID-19 Crisis Period is assumed to have been granted in response to a financial hardship related to COVID-19. Loans considered to be subject to a forbearance plan include those that are in a repayment plan or loan modification trial period following the forbearance plan. As noted above, if a servicer of a loan is unable to contact the borrower prior to the expiration of the first 180-day forbearance plan term, or if the forbearance plan reaches its twelve-month anniversary and is not further extended, the forbearance plan generally will expire. In such case, the 70% reduction in Minimum Required Assets for that loan will no longer be applicable, our Minimum Required Assets will increase and our excess of Available Assets over Minimum Required Assets will decrease. As of December 31, 2020, application of the 70% reduction decreased our Minimum Required Assets from approximately $4.2 billion to approximately $3.5 billion. We do not expect our Minimum Required Assets for the loans in forbearance at December 31, 2020 to increase by the full amount of the reduction upon expiration of the forbearance plans because we expect some loans whose forbearance plans expire to have their delinquencies cured through modification or otherwise.
Despite reducing the Minimum Required Assets for certain delinquent loans by 70%, an increasing number of loan delinquencies caused by the COVID-19 pandemic may cause our Minimum Required Assets to exceed our Available Assets. As of December 31, 2020, there were 57,710 loans in our delinquency inventory, of which 62% were reported to us as being subject to a forbearance plan. We believe substantially all of the reported forbearance plans are COVID-19-related. We are unable to predict the ultimate number of loans that will become delinquent as a result of the COVID-19 pandemic.
If our Available Assets fall below our Minimum Required Assets, we would not be in compliance with the PMIERs. The PMIERs provide a list of remediation actions for a mortgage insurer's non-compliance, with additional actions possible in the GSEs' discretion. At the extreme, the GSEs may suspend or terminate our eligibility to insure loans purchased by them. Such suspension or termination would significantly reduce the volume of our new insurance written ("NIW"); the substantial majority of which is for loans delivered to or purchased by the GSEs. In addition to the increase in Minimum Required Assets associated with delinquent loans, factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:
•The GSEs may make the PMIERs more onerous in the future. The PMIERs provide that the factors that determine Minimum Required Assets will be updated periodically, or as needed if there is a significant change in macroeconomic conditions or loan performance. We do not anticipate that the regular periodic updates will occur more frequently than once every two years. The PMIERs state that the GSEs will provide notice 180 days prior to the effective date of updates to the factors; however, the GSEs may amend the PMIERs at any time.
•There may be future implications for PMIERs as a result of changes to the regulatory capital requirements for the GSEs. In November 2020, the Federal Housing Finance Agency (the “FHFA”) adopted a rule containing a risk-based capital framework for the GSEs that will increase their capital requirements, effective on the later of (i) the date of termination of the FHFA’s conservatorship of the applicable GSE; (ii) sixty days after publication of the adopted rule in the Federal Register; or (iii) any later compliance date provided in a consent order or other transition order applicable to a GSE. The increase in capital requirements may ultimately result in an increase in the Minimum Required Assets required to be held by mortgage insurers.
•Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.

Should capital be needed by MGIC in the future, capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.
Because we establish loss reserves only upon a loan delinquency rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, we establish case reserves for insurance losses and loss adjustment expenses only when delinquency notices are received for insured loans that are two or more payments past due and for loans we estimate are delinquent but for which delinquency notices have not yet been received (this is often referred to as “IBNR”). Losses that may occur from loans that are not delinquent are not reflected in our financial statements, except in the case where a premium deficiency exists. A premium deficiency would be recorded if the present value of expected future losses and expenses exceeds the present value of expected future premiums and already established loss reserves on the applicable loans. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge. As of December 31, 2020, we had established case reserves and reported losses incurred for 57,710 loans in our delinquency inventory and our IBNR reserve totaled $27 million. Though not reflected in our December 31, 2020 financial results, as of January 31, 2021, our delinquency inventory had decreased to 56,315 loans. The number of loans in our delinquency inventory may increase from that level as a result of the COVID-19 pandemic, including as a result of high unemployment associated with initiatives intended to reduce the transmission of COVID-19. As a result, our losses incurred may increase in future periods. The impact of the COVID-19 pandemic on the number of delinquencies and our losses incurred will be influenced by various factors, including those discussed in our risk factor titled "The COVID-19 pandemic may continue to materially impact our financial results and may also materially impact our business, liquidity and financial condition."
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish case reserves, we estimate our ultimate loss on delinquent loans by estimating the number of such loans that will result in a claim payment (the "claim rate"), and further estimating the amount of the claim payment (the "claim severity"). Our estimates incorporate anticipated cures, loss mitigation activity, rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Our actual claim payments may be substantially different than our loss reserve estimates. Our estimates could be affected by several factors, including a change in regional or national economic conditions, the impact of past and future government initiatives and actions taken by the GSEs to mitigate the economic harm caused by the COVID-19 pandemic (including foreclosure moratoriums and mortgage forbearance and modification programs) and efforts to reduce the transmission of COVID-19, and a change in the length of time loans are delinquent before claims are received. All else being equal, the longer a loan is delinquent before a claim is received, the greater the severity. In light of the uncertainty caused by the COVID-19 pandemic, including the impact of foreclosure moratoriums and forbearance programs, the average time it takes to receive a claim may increase. The change in economic conditions may include changes in unemployment, including prolonged unemployment as a result of the COVID-19 pandemic, which may affect the ability of borrowers to make mortgage payments, and changes in home prices, which may affect the willingness of borrowers to make mortgage payments when the value of the home is below the mortgage balance. The economic effects of the COVID-19 pandemic may be disproportionately concentrated in certain geographic regions. Information about the geographic dispersion of our insurance in force can be found in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. Changes to our claim rate and claim severity estimates could have a material impact on our future results, even in a stable economic environment. Losses incurred generally have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate; however, the effects of the COVID-19 pandemic affected this pattern in 2020.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
Alternatives to private mortgage insurance include:
•investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance,
•lenders and other investors holding mortgages in portfolio and self-insuring,
•lenders using Federal Housing Administration ("FHA"), U.S. Department of Veterans Affairs ("VA") and other government mortgage insurance programs, and

•lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ("LTV") ratio and a second mortgage with a 10%, 15% or 20% LTV ratio rather than a first mortgage with a 90%, 95% or 100% LTV ratio that has private mortgage insurance.
The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan in an amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Private mortgage insurance generally has been purchased by lenders in primary mortgage market transactions to satisfy this credit enhancement requirement. In 2018, the GSEs initiated secondary mortgage market programs with loan level mortgage default coverage provided by various (re)insurers that are not mortgage insurers governed by PMIERs, and that are not selected by the lenders. These programs, which currently account for a small percentage of the low down payment market, compete with traditional private mortgage insurance and, due to differences in policy terms, they may offer premium rates that are below prevalent single premium lender-paid mortgage insurance ("LPMI") rates. We participate in these programs from time to time. See our risk factor titled “Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses” for a discussion of various business practices of the GSEs that may be changed, including through expansion or modification of these programs.
The GSEs (and other investors) have also used other forms of credit enhancement that did not involve traditional private mortgage insurance, such as engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors, including competitors and an affiliate of MGIC; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 24.4% in the first three quarters of 2020, 28.2% in 2019 and 30.5% in 2018. In the past ten years, the FHA’s share has been as low as 24.4% (in the first three quarters of 2020) and as high as 64.5% (in 2010). Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; lenders' perceptions of legal risks under FHA versus GSE programs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to the GSEs for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. The current Presidential Administration appears more likely than the last Administration to reduce the FHA’s mortgage insurance premium rates. Such a rate reduction would negatively impact our NIW; however, given the many factors that influence the FHA's market share, it is difficult to predict the impact. In addition, we cannot predict how the factors that affect the FHA’s share of new insurance written will change in the future.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 30.6% in the first three quarters of 2020, 25.2% in 2019 and 22.9% in 2018. In the past ten years, the VA’s share has been as low as 15.7% (in 2010) and as high as 30.6% (in the first three quarters of 2020). We believe that the VA’s market share has generally been elevated in recent years because of an increase in the number of borrowers that are eligible for the VA’s program, which offers 100% LTV ratio loans and charges a one-time funding fee that can be included in the loan amount, and because eligible borrowers have opted to use the VA program when refinancing their mortgages.
Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The substantial majority of our NIW is for loans purchased by the GSEs; therefore, the business practices of the GSEs greatly impact our business and they include:
•The GSEs' PMIERs, the financial requirements of which are discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.”
•The capital and collateral requirements for participants in the GSEs' alternative forms of credit enhancement discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."
•The level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages (the GSEs generally require a level of mortgage insurance coverage that is higher than the level of coverage required by their charters; any change in the required level of coverage will impact our new risk written).

•The amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance. The GSEs announced an adjustment for certain loans, effective December 1, 2020, and the recently adopted GSE capital framework may lead the GSEs to increase their guaranty fees.
•Whether the GSEs select or influence the mortgage lender’s selection of the mortgage insurer providing coverage.
•The underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans.
•The terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law.
•The programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs.
•The terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, including limitations on the rescission rights of mortgage insurers.
•The extent to which the GSEs intervene in mortgage insurers’ claims paying practices, rescission practices or rescission settlement practices with lenders.
•The maximum loan limits of the GSEs compared to those of the FHA and other investors.
The FHFA has been the conservator of the GSEs since 2008 and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change, including through administrative action, in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation.
In 2019, the U.S. Treasury Department ("Treasury") released the “Treasury Housing Reform Plan” (the "Plan"). The Plan recommends administrative and legislative reforms for the housing finance system, with such reforms intended to achieve the goals of ending the conservatorships of the GSEs; increasing competition and participation by the private sector in the mortgage market including by authorizing the FHFA to approve additional guarantors of conventional mortgages in the secondary market, simplifying the qualified mortgage ("QM") rule of the CFPB, transferring risk to the private sector, and eliminating the "GSE Patch" (discussed below); establishing regulation of the GSEs that safeguards their safety and soundness and minimizes the risks they pose to the financial stability of the United States; and providing that the federal government is properly compensated for any explicit or implicit support it provides to the GSEs or the secondary housing finance market. The GSE capital framework adopted in November 2020 establishes a post-conservatorship regulatory capital framework intended to ensure that the GSEs operate in a safe and sound manner. In January 2021, the GSEs' Preferred Stock Purchase Agreements ("PSPAs") were amended to allow the GSEs to continue to retain earnings until they satisfy the requirements of the 2020 GSE capital framework. In addition, a proposed rule issued by the FHFA in December 2020 would require minimum funding requirements and new liquidity standards. The impact of the Plan on private mortgage insurance is unclear. The Plan does not refer to mortgage insurance explicitly; however, it refers to a requirement for credit enhancement on high LTV ratio loans, which is a requirement of the current GSE charters. The Plan also indicates that the FHFA should continue to support efforts to expand credit risk transfer ("CRT") programs and should encourage the GSEs to continue to engage in a diverse mix of economically sensible CRT programs, including by increasing reliance on institution-level capital (presumably, as distinguished from capital obtained in the capital markets). For more information about CRT programs, see our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."
In December 2020, the CFPB adopted a rule that will eliminate the GSE Patch effective upon the earlier of the GSEs' exit from conservatorship or July 1, 2021. The GSE Patch had expanded the definition of QM under the Truth in Lending Act (Regulation Z) ("TILA") to include mortgages eligible to be purchased by the GSEs, even if the mortgages did not meet the debt-to-income ("DTI") ratio limit of 43% that was included in the standard QM definition. Originating a QM may provide a lender with legal protection from lawsuits that claim the lender failed to verify a borrower’s ability to repay. Approximately 20% of our NIW in 2020 was on loans with DTI ratios greater than 43%. However, not all future loans with DTI ratios greater than 43% will be affected by the expiration of the GSE Patch. The new QM definition that becomes effective March 1, 2021, continues to require lenders to consider a borrower's DTI ratio; however, it replaces the DTI ratio cap with a pricing threshold that excludes from the definition of QM a loan whose annual percentage rate ("APR") exceeds the average prime offer rate for comparable loans by 2.25 percentage points or more. We believe less than 2% of our 2020 NIW was on loans whose APR exceeded the maximum to qualify as a QM.
Treasury's Plan indicated that the FHFA and the Department of Housing and Urban Development ("HUD") should develop and implement a specific understanding as to the appropriate roles and overlap between the GSEs and FHA, including with respect to the GSEs’ acquisitions of high LTV ratio loans and high DTI ratio loans. In connection with the 2021 amendment to the PSPAs, the GSEs must limit the acquisition of certain loans with multiple higher risk characteristics related to LTV, DTI and credit score, to levels indicated to be their current levels at the time of the amendment.
As a result of the matters referred to above and the change in the Presidential Administration occurring in January 2021, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future. The timing and impact on our business of any resulting changes is uncertain. Many of the proposed changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
Reinsurance may not always be available or affordable.
We have in place quota share reinsurance ("QSR") and excess of loss reinsurance ("XOL") transactions providing various amounts of coverage on 88% of our risk in force as of December 31, 2020. Our QSR transactions with unaffiliated reinsurers cover most of our insurance written from 2013 through 2022, and smaller portions of our insurance written prior to 2013 and from 2023 through 2025. The weighted average coverage percentage of our QSR transactions was 23%, based on risk in force as of December 31, 2020. Considering the transaction we entered into in February 2021, our XOL transactions provide excess-of-loss reinsurance coverage for a portion of the risk associated with certain mortgage insurance policies having insurance coverage in force dates from July 1, 2016 through March 31, 2019 and January 1, 2020 through December 31, 2020, all dates inclusive. The XOL transactions were entered into with special purpose insurers that issued notes linked to the reinsurance coverage ("Insurance Linked Notes" or "ILNs"). The reinsurance transactions reduce the tail-risk associated with stress scenarios. As a result, they reduce the capital that we are required to hold to support the risk and they allow us to earn higher returns on our business than we would without them. However, reinsurance may not always be available to us or available on similar terms, the quota share reinsurance transactions subject us to counterparty credit risk, and the GSEs may change the credit they allow under the PMIERs for risk ceded under our reinsurance transactions. If we are unable to obtain reinsurance for NIW, our returns may decrease absent an increase in premium rates. An increase in our premium rates may lead to a decrease in our NIW.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.
We are subject to comprehensive regulation, including by state insurance departments. Many regulations are designed for the protection of our insured policyholders and consumers, rather than for the benefit of investors. Mortgage insurers, including MGIC, have in the past been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act ("RESPA"), and the notice provisions of the Fair Credit Reporting Act ("FCRA"). While these proceedings in the aggregate did not result in material liability for MGIC, there can be no assurance that the outcome of future proceedings, if any, under these laws would not have a material adverse effect on us. To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act ("ECOA"), FCRA, and other laws. Under ECOA, examination may also be made of whether a mortgage insurer's underwriting decisions have a disparate impact on persons belonging to a protected class in violation of the law.
Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including payment for the referral of insurance business, premium rates and discrimination in pricing, and minimum capital requirements. The increased use, by the private mortgage insurance industry, of risk-based pricing systems that establish premium rates based on more attributes than previously considered may result in increased state and/or federal scrutiny of premium rates. The increased use of algorithms, artificial intelligence and data and analytics in the mortgage insurance industry may also lead to additional regulatory scrutiny related to other matters such as discrimination in pricing and underwriting, data privacy and access to insurance. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” For information about regulation of data privacy, see our risk factor titled “We could be adversely affected if personal information on consumers that we maintain is improperly disclosed; our information technology systems are damaged or their operations are interrupted; or our automated processes do not operate as expected.” For more details about the various ways in which our subsidiaries are regulated, see “Business - Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2020. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline.
The factors that may affect the volume of low down payment mortgage originations include the health of the U.S. economy, conditions in regional and local economies and the level of consumer confidence; restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders; the level of home mortgage interest rates; housing affordability; new and existing housing availability; the rate of household formation, which is influenced, in part, by population and immigration trends; homeownership rates; the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have LTV ratios that require private mortgage insurance; and government housing policy encouraging loans to first-time homebuyers.
A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance and limit our NIW. The COVID-19 pandemic, including the related restrictions on business in many parts of the U.S., its effect on unemployment and consumer confidence, and changing underwriting standards may affect the number of purchase mortgage originations. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, MGIC's domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to its risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.
At December 31, 2020, MGIC’s risk-to-capital ratio was 9.2 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $3.2 billion above the required MPP of $1.7 billion. At December 31, 2020, the risk-to-capital ratio of our combined insurance operations was 9.1 to 1. Our risk-to-capital ratio and MPP reflect full credit for the risk ceded under our quota share reinsurance and excess of loss transactions with unaffiliated reinsurers. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded under such transactions. If MGIC is not allowed an agreed level of credit under the State Capital Requirements, MGIC may terminate the reinsurance transactions, without penalty.
The NAIC previously announced plans to revise the State Capital Requirements that are provided for in its Mortgage Guaranty Insurance Model Act. In December 2019, a working group of state regulators released an exposure draft of a revised Mortgage Guaranty Insurance Model Act and a risk-based capital framework to establish capital requirements for mortgage insurers, although no date has been established by which the NAIC must propose revisions to the capital requirements and certain items have not yet been completely addressed by the framework, including the treatment of ceded risk and minimum capital floors. Currently we believe that the PMIERs contain more restrictive capital requirements than the draft Mortgage Guaranty Insurance Model Act in most circumstances.
While MGIC currently meets, and expects to continue to meet, the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case if MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in a particular jurisdiction, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s compliance with State Capital Requirements and its claims paying resources, including the effects of the COVID-19 pandemic.
We are susceptible to disruptions in the servicing of mortgage loans that we insure and we rely on third-party reporting for information regarding the mortgage loans we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. An increase in delinquent loans, including as a result of the COVID-19 pandemic, may result in liquidity issues and operational burdens for servicers. When a mortgage loan that is collateral for a mortgage backed security ("MBS") becomes delinquent, the servicer is usually required to continue to pay principal and interest to the MBS investors, generally for four months, even though the servicer is not receiving payments from borrowers. This may cause liquidity issues for especially non-bank servicers (who service approximately 42.1% of the loans underlying our insurance in force as of December 31, 2020) because they do not have the same sources of liquidity that bank servicers have.
While there has been no disruption in our premium receipts through the end of December 2020, servicers who experience future liquidity issues may be less likely to advance premiums to us on policies covering delinquent loans or to remit premiums on policies covering loans that are not delinquent. Our policies allow us to cancel coverage on loans that are not delinquent if the premiums are not paid within a grace period. However, in response to the COVID-19 pandemic, many states have enacted moratoriums on the cancellation of insurance due to non-payment. The specific provisions of the moratoriums vary from state-to-state. In addition, the GSEs amended the PMIERs to require that mortgage insurers notify the GSEs before coverage is cancelled in specific circumstances and to give the GSEs the opportunity to pay the premium on behalf of the servicer to keep coverage in force.
The increased operational burdens associated with the current numbers of delinquent loans and the potential increase in delinquent loans caused by the COVID-19 pandemic, as well as the possible transfer of servicing resulting from liquidity issues, may cause a disruption in the servicing of delinquent loans and reduce servicers’ abilities to undertake mitigation efforts that could help limit our losses.
The information presented in this report and on our website with respect to the mortgage loans we insure is based on information reported to us by third parties, including the servicers and originators of the mortgage loans, and information presented may be subject to lapses or inaccuracies in reporting from such third parties. In many cases, we may not be aware that information reported to us is incorrect until such time as a claim is made against us under the relevant insurance policy. We do not receive monthly information from servicers for single premium policies, and may not be aware that the mortgage loans insured by such policies have been repaid. We periodically attempt to determine if coverage is still in force on such policies by asking the last servicer of record or through the periodic reconciliation of loan information with certain servicers. It may be possible that our reports continue to reflect, as active, policies on mortgage loans that have been repaid.
Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums earned are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is generally measured by persistency (the percentage of our insurance remaining in force from one year prior), is a significant determinant of our revenues. Future premiums on our monthly premium policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.
Our persistency rate was 60.5% at December 31, 2020, 75.8% at December 31, 2019 and 81.7% at December 31, 2018. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003. Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by the mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.
Pandemics, hurricanes and other natural disasters may impact our incurred losses, the amount and timing of paid claims, our inventory of notices of default and our Minimum Required Assets under PMIERs.
Pandemics and other natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires and floods, or other events related to changing climatic conditions, could trigger an economic downturn in the affected areas, or in areas with similar risks, which could result in a decline in our business and an increased claim rate on policies in those areas. Natural disasters and rising sea levels could lead to a decrease in home prices in the affected areas, or in areas with similar risks, which could result in an increase in claim severity on policies in those areas. In addition, the inability of a borrower to obtain hazard insurance, or the increased cost of hazard insurance, could lead to an increase in defaults or a decrease in home prices in the affected areas. If we were to attempt to limit our new insurance written in disaster-prone areas, lenders may be unwilling to procure insurance from us anywhere.
Pandemics and other natural disasters could also lead to increased reinsurance rates or reduced availability of reinsurance. This may cause us to retain more risk than we otherwise would retain and could negatively affect our compliance with the financial requirements of the PMIERs.
The PMIERs require us to maintain significantly more "Minimum Required Assets" for delinquent loans than for performing loans; however, the increase in Minimum Required Assets is not as great for certain delinquent loans in areas that the Federal Emergency Management Agency has declared major disaster areas and for certain loans whose borrowers have been affected by COVID-19. An increase in delinquency notices resulting from a pandemic, such as the COVID-19 pandemic, or other natural disaster may result in an increase in "Minimum Required Assets" and a decrease in the level of our excess "Available Assets" which is discussed in our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."
Risk Factors Relating to Our Business Generally
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance of the insured risks over the long term. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase premiums on future policies. In addition, our customized rate plans may delay our ability to increase premiums on future policies covered by such plans. The premiums we charge, the investment income we earn and the amount of reinsurance we carry may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipated when we set the premiums, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when we set the premiums, our returns may be lower than we assumed. For a discussion of the effect of the COVID-19 pandemic on the amount of capital we are required to hold, see our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
The private mortgage insurance industry is highly competitive and is expected to remain so. We believe we currently compete with other private mortgage insurers based on premium rates, underwriting requirements, financial strength (including based on credit or financial strength ratings), customer relationships, name recognition, reputation, strength of management teams and field organizations, the ancillary products and services provided to lenders and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products.

Our relationships with our customers, which may affect the amount of our NIW, could be adversely affected by a variety of factors, including if our premium rates are higher than those of our competitors, our underwriting requirements are more restrictive than those of our competitors, or our customers are dissatisfied with our claims-paying practices (including insurance policy rescissions and claim curtailments).

In recent years, much of the competition in the industry has centered on pricing practices which have included: (a) decreased use of standard rate cards; and (b) increased use of (i) "risk-based pricing systems" that use a spectrum of filed rates to allow for formulaic, risk-based pricing based on multiple attributes that may be quickly adjusted within certain parameters, and (ii) customized rate plans, both of which typically have rates lower than the standard rate card. While our increased use of reinsurance over the past several years has helped to mitigate the negative effect of declining premium rates on our returns, refer to our risk factor titled "Reinsurance may not always be available or affordable" for a discussion of the risks associated with the availability of reinsurance.
The widespread use of risk-based pricing systems by the private mortgage insurance industry makes it more difficult to compare our rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our volume of NIW has changed. In addition, business under customized rate plans is awarded by certain customers for only limited periods of time. As a result, our NIW may fluctuate more than it had in the past. Regarding the concentration of our new business, our top ten customers accounted for approximately 41% and 24% of our NIW, in each of 2020 and 2019, respectively.
We monitor various competitive and economic factors while seeking to balance both profitability and market share considerations in developing our pricing strategies. Premium rates on NIW will change our premium yield (net premiums earned divided by the average insurance in force) over time as older insurance policies run off and new insurance policies with different premium rates are written.
Certain of our competitors have access to capital at a lower cost than we do (including, through off-shore reinsurance vehicles, which are tax-advantaged). As a result, they may be able to achieve higher after-tax rates of return on their NIW compared to us, which could allow them to leverage reduced premium rates to gain market share, and they may be better positioned to compete outside of traditional mortgage insurance, including by participating in alternative forms of credit enhancement pursued by the GSEs discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."
Although the current PMIERs of the GSEs do not require an insurer to maintain minimum financial strength ratings, our financial strength ratings can affect us in the ways set forth below. If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future new insurance written could be negatively affected.
•A downgrade in our financial strength ratings could result in increased scrutiny of our financial condition by the GSEs and/or our customers, potentially resulting in a decrease in the amount of our NIW. In 2020, Standard and Poor's revised its outlook, to "negative," for MGIC and other U.S. mortgage insurers due to the risks associated with the COVID-19 pandemic, and A.M. Best revised its outlook for the U.S. Private Mortgage Insurers market segment to "negative," but has since reaffirmed MGIC's rating with no change.
•Our ability to participate in the non-GSE residential mortgage-backed securities market (the size of which has been limited since 2008, but may grow in the future), could depend on our ability to maintain and improve our investment grade ratings for our insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from A.M. Best is A- (with a stable outlook), from Moody’s is Baa1 (with a stable outlook) and from Standard & Poor’s is BBB+ (with a negative outlook).
•Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when using forms of credit enhancement other than traditional mortgage insurance, as discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance." The final GSE capital framework provides more capital credit for transactions with higher rated counterparties, as well as those who are diversified. Although we are currently unaware of a direct impact on MGIC, this could potentially become a competitive disadvantage in the future.
We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.
Before paying an insurance claim, generally we review the loan and servicing files to determine the appropriateness of the claim amount. When reviewing the files, we may determine that we have the right to rescind coverage or deny a claim on the loan (both referred to as “rescissions”). In addition, our insurance policies generally provide that we can reduce a claim if the servicer did not comply with its obligations under our insurance policy (such reduction referred to as a “curtailment”). In recent quarters, an immaterial percentage of claims received in a quarter have been resolved by rescissions. In 2020 and 2019, curtailments reduced our average claim paid by approximately 3.6% and 5.0%, respectively. Our loss reserving methodology incorporates our estimates of future rescissions, curtailments, and reversals of rescissions and curtailments. A variance between ultimate actual rescission, curtailment and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.
When the insured disputes our right to rescind coverage or curtail claims, we generally engage in discussions in an attempt to settle the dispute. If we are unable to reach a settlement, the outcome of a dispute ultimately may be determined by legal proceedings. Under ASC 450-20, until a loss associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes and do not accrue an estimated loss. When we determine that a loss is probable and can be reasonably estimated, we record our best estimate of our probable loss. In those cases, until settlement negotiations or legal proceedings are concluded (including the receipt of any necessary GSE approvals), it is reasonably possible that we will record an additional loss. We are currently involved in discussions and/or proceedings with respect to our claims paying practices. Although it is reasonably possible that, when resolved, we will not prevail on all matters, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure where a loss is reasonably possible to be approximately $40 million. This estimate of maximum exposure is based on currently available information; is subject to significant judgment, numerous assumptions and known and unknown uncertainties; will include an amount for matters for which we have recorded a probable loss until such matters are concluded; will include different matters from time to time; and does not include interest or consequential or exemplary damages.
In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.
If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition.
Our enterprise risk management program, described in "Business - Our Products and Services - Risk Management" in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2020, may not be effective in identifying, or adequate in controlling or mitigating, the risks we face in our business.
We employ proprietary and third party models to project returns, price products (including through our risk-based pricing system), determine the techniques used to underwrite insurance, estimate reserves, generate projections used to estimate future pre-tax income and to evaluate loss recognition testing, evaluate risk, determine internal capital requirements, perform stress testing, and for other uses. These models rely on estimates and projections that are inherently uncertain and may not operate as intended, especially in unprecedented circumstances such as those surrounding the COVID-19 pandemic, or with respect to emerging risks, such as changing climatic conditions. In addition, from time to time we seek to improve certain models, and the conversion process may result in material changes to assumptions, including those about returns and financial results. The models we employ are complex, which increases our risk of error in their design, implementation or use. Also, the associated input data, assumptions and calculations may not be correct, and the controls we have in place to mitigate that risk may not be effective in all cases. The risks related to our models may increase when we change assumptions and/or methodologies, or when we add or change modeling platforms. We have enhanced, and we intend to continue to enhance, our modeling capabilities. Moreover, we may use information we receive through enhancements to refine or otherwise change existing assumptions and/or methodologies.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.
In response to the COVID-19 pandemic, the Company activated its business continuity program by transitioning to a virtual workforce model with certain essential activities supported by limited staff in controlled office environments. This transition was made to responsibly provide for the safety of employees and to continue to serve customers across our businesses. We have established a temporary succession plan for each of our key executives, should an executive be unable to perform his or her duties due to a COVID-19 related illness; however, it is uncertain what impact COVID-19-related illnesses may have on our operations in the future.
The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering LTV ratio, credit score, vintage, Home Affordable Refinance Program ("HARP") status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower-paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in NIW, or if our mix of business changes to include loans with higher LTV ratios or lower FICO scores, for example, all other things equal, we will be required to hold more Available Assets in order to maintain GSE eligibility.
The minimum capital required by the risk-based capital framework contained in the exposure draft released by the NAIC in December 2019 would be, in part, a function of certain loan and economic factors, including property location, LTV ratio and credit score; general underwriting quality in the market at the time of loan origination; the age of the loan; and the premium rate we charge. Depending on the provisions of the capital requirements when they are released in final form and become effective, our mix of business may affect the minimum capital we are required to hold under the new framework.
The percentage of our NIW from all single-premium policies was 9% in 2020 and 16% in 2019, and has ranged from approximately 9% in 2020 to 19% in 2017. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life.
As discussed in our risk factor titled "Reinsurance may not always be available or affordable," we have in place various QSR transactions. Although the transactions reduce our premiums, they have a lesser impact on our overall results, as losses ceded under the transactions reduce our losses incurred and the ceding commissions we receive reduce our underwriting expenses. The effect of the QSR transactions on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses. We also have in place various excess-of-loss ("XOL") reinsurance transactions, under which we cede premiums. Under the XOL reinsurance transactions, for the respective reinsurance coverage periods, we retain the first layer of aggregate losses, and a special purpose entity provides second layer coverage up to the outstanding reinsurance coverage amount.
In addition to the effect of reinsurance on our premiums, we expect a decline in our premium yield because an increasing percentage of our insurance in force is from recent book years whose premium rates had been trending lower.
Our ability to rescind insurance coverage became more limited for new insurance written beginning in mid-2012, and it became further limited for new insurance written under our revised master policy that became effective March 1, 2020. These limitations may result in higher losses than would be the case under our previous master policies. In addition, our rescission rights temporarily have become more limited due to accommodations we have made in connection with the COVID-19 pandemic. We have waived our rescission rights in certain circumstances where the failure to make payments was associated with a COVID-19 pandemic-related forbearance.
From time to time, in response to market conditions, we change the types of loans that we insure. We also may change our underwriting guidelines, in part by agreeing with certain approval recommendations from a GSE automated underwriting system. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html.
Even when home prices are stable or rising, mortgages with certain characteristics have higher probabilities of claims. As of December 31, 2020, mortgages with these characteristics in our primary risk in force included mortgages with LTV ratios greater than 95% (14.7%), mortgages with borrowers having FICO scores below 680 (9.2%), including those with borrowers having FICO scores of 620-679 (7.8%), mortgages with limited underwriting, including limited borrower documentation (1.3%), and mortgages with borrowers having DTI ratios greater than 45% (or where no ratio is available) (13.5%), each attribute as determined at the time of loan origination. Loans with more than one of these attributes accounted for 2.7% of our primary risk in force as of December 31, 2020, and less than one percent of our NIW in 2020 and 1.0% of our NIW in 2019.
From time to time, we change the processes we use to underwrite loans. For example, we may rely on information provided to us by a lender that was obtained from certain of the GSEs’ automated appraisal and income verification tools. Those tools may produce results that differ from the results that would have determined using different methods. For example, the appraisal tools may indicate property values that differ from the values that would have been determined by onsite appraisals. In addition, we continue to further automate our underwriting processes. It is possible that our automated processes result in our insuring loans that we would not otherwise have insured under our prior processes.
Approximately 70.2% of our 2020 NIW (by risk written) was originated under delegated underwriting programs pursuant to which the loan originators had authority on our behalf to underwrite the loans for our mortgage insurance. For loans originated through a delegated underwriting program, we depend on the originators' compliance with our guidelines and rely on the originators' representations that the loans being insured satisfy the underwriting guidelines, eligibility criteria and other requirements. While we have established systems and processes to monitor whether certain aspects of our underwriting guidelines were being followed by the originators, such systems may not ensure that the guidelines were being strictly followed at the time the loans were originated.
The widespread use of risk-based pricing systems by the private mortgage insurance industry (discussed in our risk factor titled "Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses") makes it more difficult to compare our premium rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our mix of new insurance written has changed and our mix may fluctuate more as a result.
If state or federal regulations or statutes are changed in ways that ease mortgage lending standards and/or requirements, or if lenders seek ways to replace business in times of lower mortgage originations, it is possible that more mortgage loans could be originated with higher risk characteristics than are currently being originated, such as loans with lower FICO scores and higher DTI ratios. Lenders could pressure mortgage insurers to insure such loans, which are expected to experience higher claim rates. Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements.
Our holding company debt obligations materially exceed our holding company cash and investments.
At December 31, 2020, we had approximately $847 million in cash and investments at our holding company and our holding company’s debt obligations were $1.1 billion in aggregate principal amount, consisting of $242 million of 5.75% Senior Notes due in 2023 ("5.75% Notes"), $650 million of 5.25% Senior Notes due 2028 (the 5.25% Notes), and $209 million of 9% Convertible Junior Subordinated Debentures due in 2063 ("9% Debentures"). Annual debt service on the 5.75% Notes, 5.25% Notes and 9% Debentures outstanding as of December 31, 2020, is approximately $67 million.
The 5.75% Senior Notes, 5.25% Senior Notes and 9% Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. The payment of dividends from our insurance subsidiaries which, other than investment income and raising capital in the public markets, is the principal source of our holding company cash inflow, is restricted by insurance regulation. In addition, through June 30, 2021, dividends paid by MGIC to our holding company require GSE approval. MGIC is the principal source of dividends, and in the first quarter of 2020 and in the full year 2019, it paid a total of $390 million and $280 million, respectively, in dividends of cash and investments to our holding company. We ask the OCI not to object before MGIC pays dividends and, due to the uncertainty surrounding the COVID-19 pandemic, MGIC did not pay a dividend of cash and/or investment securities to the holding company after the first quarter of 2020; however, in the third quarter of 2020, MGIC distributed to the holding company, as a dividend, its ownership in $133 million of the 9% Debentures, with a fair value of $167 million. Future dividend payments from MGIC to the holding company will be determined on a quarterly basis in consultation with the board of directors, and after considering any updated estimates about the length and severity of the economic impacts of the COVID-19 pandemic on our business.
In the third quarter of 2020, we issued the 5.25% Senior Notes and used a portion of the proceeds to repurchase $183 million of our 5.75% Senior Notes and $48 million of our 9% Debentures. We may, from time to time, repurchase our debt obligations on the open market (including through 10b5-1 plans) or through privately negotiated transactions.
In the first quarter of 2020 and in 2019, we repurchased approximately 9.6 million and 8.7 million shares of our common stock, respectively, using approximately $120 million and $114 million of holding company resources, respectively. As of December 31, 2020, we had $291 million of authorization remaining to repurchase our common stock through the end of 2021 under a share repurchase program approved by our Board of Directors in January 2020. Repurchases may be made from time to time on the open market (including through 10b5-1 plans) or through privately negotiated transactions. The repurchase program may be suspended for periods or discontinued at any time. Due to the uncertainty caused by the COVID-19 pandemic, we have temporarily suspended stock repurchases, but may resume them in the future. If any additional capital contributions to our subsidiaries were required, such contributions would decrease our holding company cash and investments. As described in our Current Report on Form 8-K filed on February 11, 2016, MGIC borrowed $155 million from the Federal Home Loan Bank of Chicago. This is an obligation of MGIC and not of our holding company.
Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue additional debt capital or to raise additional equity or equity-linked capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
At December 31, 2020, we had outstanding $209 million principal amount of 9% Debentures. The principal amount of the 9% Debentures is currently convertible, at the holder’s option, at a conversion rate, which is subject to adjustment, of 75.5932 common shares per $1,000 principal amount of debentures. This represents a conversion price of approximately $13.23 per share. The payment of dividends by our holding company results in an adjustment to the conversion rate and price, with such adjustment generally deferred until the end of the year.
We may redeem the 9% Debentures in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 9% Debentures being redeemed, plus any accrued and unpaid interest, if the closing sale price of our common stock exceeds $17.20 for at least 20 of the 30 trading days preceding notice of the redemption. We have the right, and may elect, to defer interest payable under the 9% Debentures in the future. If a holder elects to convert its 9% Debentures, the interest that has been deferred on the 9% Debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures. For more information about the 9% Debentures, including additional requirements resulting from the deferral of interest, see Note 7 – “Debt” to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2020.
For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 4 – “Earnings Per Share” to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. As noted above, in the first quarter of 2020 and in 2019, we repurchased shares of our common stock and may do so again in the future. In addition, in the third quarter of 2020, we repurchased a portion of our debt obligations, and may do so again in the future.
The price of our common stock may fluctuate significantly, which may make it difficult for holders to resell common stock when they want or at a price they find attractive.
The market price for our common stock may fluctuate significantly. In addition to the risk factors described herein, the following factors may have an adverse impact on the market price for our common stock: changes in general conditions in the economy, the mortgage insurance industry or the financial markets; announcements by us or our competitors of acquisitions or strategic initiatives; our actual or anticipated quarterly and annual operating results; changes in expectations of future financial performance (including incurred losses on our insurance in force); changes in estimates of securities analysts or rating agencies; actual or anticipated changes in our share repurchase program or dividends; changes in operating performance or market valuation of companies in the mortgage insurance industry; the addition or departure of key personnel; changes in tax law; and adverse press or news announcements affecting us or the industry. In addition, ownership by certain types of investors may affect the market price and trading volume of our common stock. For example, ownership in our common stock by investors such as index funds and exchange-traded funds can affect the stock’s price when those investors must purchase or sell our common stock because the investors have experienced significant cash inflows or outflows, the index to which our common stock belongs has been rebalanced, or our common stock is added to and/or removed from an index (due to changes in our market capitalization, for example).
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed, our information technology systems are damaged or their operations are interrupted, or our automated processes do not operate as expected.
As part of our business, we maintain large amounts of personal information of consumers. Federal and state laws designed to promote the protection of such information require businesses that collect or maintain consumer information to adopt information security programs, and to notify individuals, and in some jurisdictions, regulatory authorities, of security breaches involving personally identifiable information. Those laws may require free credit monitoring services to be provided to individuals affected by security breaches. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation, result in a loss of business and expose us to material claims for damages.
We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including by third-party cyber-attacks. Due to our reliance on information technology systems, including ours and those of our customers and third-party service providers, their damage or interruption could severely disrupt our operations, which could have a material adverse effect on our business, business prospects and results of operations.
In response to the COVID-19 pandemic, the Company activated its business continuity program by transitioning to a virtual workforce model with certain essential activities supported by limited staff in controlled office environments. While we continue to maintain our full operations, the virtual workforce model may be more vulnerable to security breaches, damage or disruption.
We are in the process of upgrading certain of our information systems, and transforming and automating certain of our business processes, that have been in place for a number of years and we continue to deploy and enhance our risk-based pricing system. The implementation of these technological and business process improvements, as well as their integration with customer and third-party systems when applicable, is complex, expensive and time consuming. If we fail to timely and successfully implement and integrate the new technology systems, if the third party providers to which we are becoming increasingly reliant do not perform as expected, or if the systems and/or transformed and automated business processes do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.
Our success depends, in part, on our ability to manage risks in our investment portfolio.
Our investment portfolio is an important source of revenue and is our primary source of claims paying resources. Although our investment portfolio consists mostly of highly-rated fixed income investments, our investment portfolio is affected by general economic conditions and tax policy, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and credit spreads and, consequently, the value of our fixed income securities. The value of our investment portfolio may also be adversely affected by ratings downgrades, increased bankruptcies and credit spreads widening in distressed industries, such as energy, lodging and leisure, autos, transportation and retail. In addition, the collectability and valuation of our municipal bond portfolio may be adversely affected if state and local municipalities incur increased costs to respond to COVID-19 and receive fewer tax revenues due to adverse economic conditions. Our investment portfolio also includes commercial mortgage-backed securities, collateralized loan obligations, and asset-backed securities, which could be adversely affected by declines in real estate valuations and/or financial market disruption, including a heightened collection risk on the underlying loans. As a result of these matters, we may not achieve our investment objectives and a reduction in the market value of our investments could have an adverse effect on our liquidity, financial condition and results of operations.
For the significant portion of our investment portfolio that is held by MGIC, to receive full capital credit under insurance regulatory requirements and under the PMIERs, we generally are limited to investing in investment grade fixed income securities whose yields reflect their lower credit risk profile. Our investment income depends upon the size of the portfolio and its reinvestment at prevailing interest rates. A prolonged period of low investment yields would have an adverse impact on our investment income as would a decrease in the size of the portfolio.
We structure our investment portfolio to satisfy our expected liabilities, including claim payments in our mortgage insurance business. If we underestimate our liabilities or improperly structure our investments to meet these liabilities, we could have unexpected losses resulting from the forced liquidation of fixed income investments before their maturity, which could adversely affect our results of operations.
The Company may be adversely impacted by the transition from LIBOR as a reference rate.
The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that after 2021 it would no longer compel banks to submit rate quotations required to calculate LIBOR. However, in December 2020, ICE Benchmark Administration, the administrator of LIBOR, began consulting on its intention to cease publishing after 2021, with respect to USD LIBOR, only the one-week and two-month tenors and, on June 30, 2023, all other USD LIBOR tenors. Efforts are underway to identify and transition to a set of alternative reference rates. The set of alternative rates includes the Secured Overnight Financing Rate (“SOFR”), which the Federal Reserve Bank of New York began publishing in 2018. Because SOFR is calculated based on different criteria than LIBOR, SOFR and LIBOR may diverge.
While it is not currently possible to determine precisely whether, or to what extent, the replacement of LIBOR would affect us, the implementation of alternative benchmark rates to LIBOR may have an adverse effect on our business, results of operations or financial condition. We have three primary types of transactions that involve financial instruments referencing LIBOR. First, as of December 31, 2020, approximately 5% of the fair value of our investment portfolio consisted of securities referencing LIBOR, none of which reference one-week and two-month tenors. Second, as of December 31, 2020, approximately $1 billion of our risk in force was on adjustable rate mortgages whose interest is referenced to one-month USD LIBOR. A change in reference rate associated with these loans may affect their principal balance, which may affect our risk-in-force and the amount of Minimum Required Assets we are required to maintain under PMIERs. A change in reference rate may also affect the amount of principal and/or accrued interest we are required to pay in the event of a claim payment. Third, we enter into reinsurance agreements under which our premiums are determined, in part, by the difference between interest payable on the reinsurers’ notes which reference one-month USD LIBOR and earnings from a pool of securities receiving interest that may reference LIBOR (in 2020, our total premiums on such transactions were approximately $20.8 million).